Exhibit (a)(1)(iii)

INSTITUTIONAL FINANCIAL MARKETS, INC.

(f/k/a Cohen & Company Inc. / Alesco Financial Inc.)

Offer to Exchange

Any and All of its $19,506,000 Principal Amount of Outstanding

7.625% Contingent Convertible Senior Notes due 2027

(CUSIP No. 014485AB2)

For a Like Principal Amount of Newly Issued

10.50% Contingent Convertible Senior Notes due 2027

(CUSIP No. 45779LAA5)

Pursuant to the Exchange Offer Circular Dated June 20, 2011

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JULY 19, 2011, WHICH WE REFER TO AS THE “EXPIRATION DATE,” UNLESS EARLIER TERMINATED OR EXTENDED BY US. TENDERS OF OLD NOTES (AS DEFINED HEREIN) MAY BE WITHDRAWN AT ANY TIME BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. OLD NOTES THAT ARE NOT TENDERED OR THAT ARE WITHDRAWN BEFORE THE EXPIRATION DATE WILL REMAIN OUTSTANDING.

June 20, 2011

TO: BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES:

Upon the terms and subject to the conditions described in the enclosed exchange offer circular dated June 20, 2011 (as it may be supplemented from time to time, the “Exchange Offer Circular”), and in the related letter of transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal”), Institutional Financial Markets, Inc. (the “Company”) is offering to exchange any and all of its outstanding 7.625% Contingent Convertible Senior Notes due 2027 (the “Old Notes”) held by holders for a new series of 10.50% Contingent Convertible Senior Notes due 2027 (the “New Notes”), in an amount equal to $1,000 principal amount of the New Notes for each $1,000 principal amount of the Old Notes exchanged (the “Exchange Offer”). In addition, each tendering holder of the Old Notes is entitled to receive all accrued and unpaid interest on the Old Notes accepted for exchange in the Exchange Offer up to, but not including, the date payment is made, which date is expected to be three (3) business days after the Expiration Date.

Tendering holders of the Old Notes must tender the Old Notes in integral multiples of $1,000. The New Notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company will not be required to accept any tendered Old Notes and may terminate or amend the Exchange Offer if, at any time before the Expiration Date, any of the conditions described in the Exchange Offer Circular under “The Exchange Offer — Conditions to the Exchange Offer” have not been satisfied or waived.

In connection with the Exchange Offer, we are requesting that you contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names.

For your information and for forwarding to your clients, we are enclosing the following documents:

1.	the Exchange Offer Circular;

2.	the Letter of Transmittal for your use and for the information of your clients; and

3.

a form of letter that may be sent to your clients for whose account you hold the Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or manually executed facsimile thereof) and any other required documents should be delivered to Global Bondholder Services Corporation, who is serving as the exchange agent and information agent in accordance with the instructions described in the Exchange Offer Circular and set forth in the Letter of Transmittal. The Old Notes may also be tendered through The Depository Trust Company’s Automated Tender Offer Program.

The Company is making the Exchange Offer in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9). Therefore, the Company will not pay any commission or remuneration to any broker, dealer, salesperson or other person for soliciting tenders of the Old Notes pursuant to the Exchange Offer. Except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal, the Company will pay or cause to be paid any transfer taxes payable on the transfer of the Old Notes to the Company.

Any questions you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the exchange agent and information agent for the Exchange Offer, whose address and telephone numbers are located on the back page of the Letter of Transmittal.

Very truly yours,

/s/ Institutional Financial Markets, Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF INSTITUTIONAL FINANCIAL MARKETS, INC. OR THE EXCHANGE AGENT AND INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE EXCHANGE OFFER CIRCULAR OR THE LETTER OF TRANSMITTAL.

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